Exhibit 99.02

Blue Coat, Inc.

Audited Consolidated Financial Statements

For the Year Ended April 30, 2016

BLUE COAT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Blue Coat, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Blue Coat, Inc. and its subsidiaries at April 30, 2016, and the results of their operations and their cash flows for the period from May 23, 2015 through April 30, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it classifies deferred taxes in 2016.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 2, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Blue Coat, Inc.

We have audited the accompanying consolidated balance sheet of Project Barbour Holdings Corporation and subsidiaries, Predecessor to Blue Coat, Inc. (the Company), as of April 30, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the two years then ended and for the 22-day period ended May 22, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Project Barbour Holdings Corporation and subsidiaries as of April 30, 2015, and the results of their operations and their cash flows for the two years then ended and for the 22-day period ended May 22, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

San Jose, California

January 29, 2016

BLUE COAT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	Predecessor	Successor
	April 30, 2015	April 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$202,665	$136,563
Accounts receivable, net	154,488	166,472
Inventory	26,323	25,421
Prepaid expenses and other current assets	20,965	45,740
Deferred income tax assets	9,363	—

Total current assets	413,804	374,196
Property and equipment, net	35,819	55,028
Restricted cash	3,664	4,223
Goodwill	584,356	1,580,592
Identifiable acquisition-related intangible assets, net	503,641	971,201
Other assets	17,297	16,367

Total assets	$1,558,581	$3,001,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,852	$35,945
Accrued payroll and related benefits	31,710	54,440
Deferred revenue	246,334	249,215
Current portion of long-term debt	7,500	13,750
Other current liabilities	17,459	41,183

Total current liabilities	320,855	394,533
Deferred revenue, less current portion	107,609	115,008
Deferred rent, less current portion	740	9,683
Long-term income taxes payable	18,277	16,530
Deferred income taxes	26,845	63,805
Other noncurrent liabilities	830	3,405
Long-term debt, less current portion, net of borrowing costs	1,040,347	1,771,624

Total liabilities	1,515,503	2,374,588

Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Common stock: $0.001 par value; 150,000,000 shares authorized; zero and 91,172,391 shares issued and outstanding at April 30, 2015 and April 30, 2016, respectively	—	91
Class A common stock: $0.01 par value; 750,000 shares authorized; 336,865 and zero shares issued and outstanding at April 30, 2015 and April 30, 2016, respectively ($1,000 liquidation value per share with 9% cumulative dividends)	3	—
Class B common stock: $0.01 par value; 125,000,000 shares authorized; 98,966,849 and zero shares issued and outstanding at April 30, 2015 and April 30, 2016, respectively	990	—
Class C common stock: $0.01 par value; 125,000,000 shares authorized; 1,937,456, and zero shares issued and outstanding at April 30, 2015 and April 30, 2016, respectively	19	—
Additional paid-in capital	339,747	900,440
Accumulated other comprehensive loss	—	(1,908)
Accumulated deficit	(297,681)	(271,604)

Total stockholders’ equity	43,078	627,019

Total liabilities and stockholders’ equity	$1,558,581	$3,001,607

See accompanying notes to consolidated financial statements.

BLUE COAT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Net revenue:
Product	$319,232	$274,373	$7,032	$306,787
Service and subscription	287,240	356,910	22,446	262,072

Total net revenue	606,472	631,283	29,478	568,859

Cost of net revenue:
Product	106,188	106,904	4,687	131,119
Service and subscription	56,447	53,682	3,069	66,642

Total cost of net revenue	162,635	160,586	7,756	197,761

Gross profit	443,837	470,697	21,722	371,098

Operating expenses:
Sales and marketing	193,661	190,288	12,024	229,094
Research and development	110,886	110,591	7,050	124,317
General and administrative	69,266	68,131	21,649	126,520
Amortization of intangible assets	37,814	33,111	1,738	121,019
Change in fair value of acquisition-related earn-out liability	9,698	—	—	(970)
Restructuring and other charges	3,020	1,130	—	2,857

Total operating expenses	424,345	403,251	42,461	602,837

Operating income (loss)	19,492	67,446	(20,739)	(231,739)
Interest income	44	38	1	143
Interest expense	(63,015)	(66,434)	(3,986)	(99,386)
Debt extinguishment and refinancing costs	(11,100)	—	—	(3,406)
Other expense, net	(1,973)	(1,376)	(349)	(759)

Loss before income taxes	(56,552)	(326)	(25,073)	(335,147)
Income tax provision (benefit)	(5,221)	15,104	(7,596)	(63,543)

Net loss	(51,331)	(15,430)	(17,477)	(271,604)
Cumulative dividends earned on Class A Common Stock	(34,535)	(32,838)	(2,112)	—

Net loss attributable to common stockholders	$(85,866)	$(48,268)	$(19,589)	$(271,604)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.90)	$(0.49)	$(0.20)	$(3.09)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	95,082	97,927	98,376	87,823

Cash dividends declared per share	$0.89	$—	$—	$—

See accompanying notes to consolidated financial statements.

BLUE COAT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Net loss	$(51,331)	$(15,430)	$(17,477)	$(271,604)
Other comprehensive loss, before tax:
Unrealized loss on cash flow hedges	—	—	—	(3,055)
Reclassification adjustments for gain (loss) included in net loss	—	—	—	1

Other comprehensive loss, before tax	—	—	—	(3,054)
Tax effect related to other comprehensive loss items	—	—	—	1,146

Other comprehensive loss, net of tax	—	—	—	(1,908)

Comprehensive loss	$(51,331)	$(15,430)	$(17,477)	$(273,512)

See accompanying notes to consolidated financial statements.

BLUE COAT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of April 30, 2013, Predecessor	501	$5	99,531	$994	1,937	$19	—	$—	$497,946	$—	$(75,652)	$423,312
Net loss	—	—	—	—	—	—	—	—	—	—	(51,331)	(51,331)
Dividends paid on Class A shares	—	—	—	—	—	—	—	—	—	—	(65,233)	(65,233)
Dividends paid on Class B and C shares	—	—	—	—	—	—	—	—	—	—	(90,000)	(90,000)
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,239	—	—	3,239
Common shares issued in connection with equity co-investments	2	—	9	—	—	—	—	—	1,772	—	—	1,772
Common shares issued in connection with stock grants	—	—	150	2	—	—	—	—	278	—	—	280
Common shares repurchased in connection with equity co-investments	—	—	(66)	(1)	—	—	—	—	(371)	—	—	(372)
Common shares repurchased in connection with stock grants	—	—	(631)	(5)	—	—	—	—	(254)	—	—	(259)
Redemption of Class A shares	(165)	(2)	—	—	—	—	—	—	(165,069)	—	—	(165,071)

Balance as of April 30, 2014, Predecessor	338	3	98,993	990	1,937	19	—	—	337,541	—	(282,216)	56,337
Net loss	—	—	—	—	—	—	—	—	—	—	(15,430)	(15,430)
Dividends paid on Class A shares	—	—	—	—	—	—	—	—	—	—	(35)	(35)
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,696	—	—	2,696
Exercise of stock options	—	—	25	—	—	—	—	—	46	—	—	46
Common shares repurchased in connection with equity co-investments	(1)	—	(37)	—	—	—	—	—	(509)	—	—	(509)
Common shares repurchased in connection with stock grants	—	—	(14)	—	—	—	—	—	(27)	—	—	(27)

Balance as of April 30, 2015, Predecessor	337	3	98,967	990	1,937	19	—	—	339,747	—	(297,681)	43,078
Net loss	—	—	—	—	—	—	—	—	—	—	(17,477)	(17,477)
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,651	—	—	3,651

Balance as of May 22, 2015, Predecessor	337	3	98,967	990	1,937	19	—	—	343,398	—	(315,158)	29,252
Elimination of predecessor common stock, additional paid-in capital, and accumulated deficit	(337)	(3)	(98,967)	(990)	(1,937)	(19)	—	—	(343,398)	—	315,158	(29,252)
Net loss	—	—	—	—	—	—	—	—	—	—	(271,604)	(271,604)
Common shares issued in connection with Bain Acquisition	—	—	—	—	—	—	84,075	84	840,666	—	—	840,750
Employee vested stock option rollover	—	—	—	—	—	—	—	—	1,173	—	—	1,173
Common shares issued in connection with equity co-investments, net of repurchases	—	—	—	—	—	—	4,597	5	48,026	—	—	48,031
Stock-based compensation expense	—	—	—	—	—	—	—	—	18,914	—	—	18,914
Accumulated other comprehensive loss	—	—	—	—	—	—	—	—	—	(1,908)	—	(1,908)
Restricted stock awards granted	—	—	—	—	—	—	2,500	2	(2)	—	—	—
Equity effect of officer loan	—	—	—	—	—	—	—	—	(8,337)	—	—	(8,337)

Balance as of April 30, 2016, Successor	—	$—	—	$—	—	$—	91,172	$91	$900,440	$(1,908)	$(271,604)	$627,019

See accompanying notes to consolidated financial statements.

BLUE COAT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015

Operating Activities:
Net loss	$(51,331)	$(15,430)	$(17,477)	$(271,604)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	16,315	18,440	1,632	18,806
Amortization of intangible assets and purchased technology	80,436	77,406	4,313	161,013
Accretion of debt borrowing costs	4,256	4,502	265	8,038
Debt extinguishment and refinancing costs	11,100	—	—	3,406
Stock-based compensation	3,239	2,696	3,651	18,914
Deferred income taxes	2,001	6,602	(8,285)	(72,219)
Loss on disposition of property and equipment	2	—	—	17
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(23,269)	(41,395)	25,714	(36,894)
Inventory	(13,342)	7,666	(3,565)	33,315
Prepaid expenses and other assets	(21,187)	6,026	1,741	(29,988)
Accounts payable	(4,259)	(6,998)	1,589	15,858
Accrued expenses and other liabilities	2,380	(29,140)	5,172	36,549
Deferred revenue	75,869	64,834	(10,901)	245,789

Net cash provided by operating activities	82,210	95,209	3,849	131,000

Investing Activities:
Acquisitions, net of cash acquired	(262,900)	—	—	(2,609,402)
Change in restricted cash	165	(3,073)	—	(24)
Purchase of license agreements	(600)	(5,250)	—	(650)
Purchases of property and equipment, and technology licenses	(19,558)	(16,976)	(1,531)	(37,111)

Net cash used in investing activities	(282,893)	(25,299)	(1,531)	(2,647,187)

Financing Activities:
Repayment of debt obligations	(1,220,125)	(7,500)	—	(6,875)
Proceeds from issuance of debt, net of issuance costs	1,770,547	—	—	1,778,010
Net proceeds from private equity investors	—	—	—	840,750
Net proceeds from employee investors	2,050	46	—	52,482
Dividends paid to shareholders	(155,233)	(35)	—	—
Repurchases of common stock	(165,701)	(534)	—	(3,280)
Loan to officer	—	—	—	(8,337)

Net cash provided by (used in) financing activities	231,538	(8,023)	—	2,652,750

Net increase in cash and cash equivalents	30,855	61,887	2,318	136,563
Cash and cash equivalents, beginning of period	109,923	140,778	202,665	—

Cash and cash equivalents, end of period	$140,778	$202,665	$204,983	$136,563

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest on debt	$58,255	$61,871	$268	$74,573

Cash paid for income taxes, net	$9,564	$(311)	$277	$10,779

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of business

Blue Coat, Inc. (the “Company”) is a Delaware corporation and leading provider of advanced web security solutions for global enterprises and governments. The Company offers its products on-premise, in the cloud, or through a virtual appliance to best suit the needs of its customers. The Company’s solutions are delivered as appliances, perpetual software licenses, and support and subscription services. The Company has invested significantly in developing its cloud business, which now spans six continents. The Company’s hybrid deployment supports its customers any way they want to deploy the solution with the same level of service and scalability.

The Company markets and sells its products through a worldwide network of approximately 2,000 channel partners that collectively have a broad reach, ranging from strategic and large enterprises to small and mid-sized businesses. The Company employs a direct-touch sales force that focuses on large accounts and collaborates with channel partners to provide products and support. The Company’s sales are fulfilled almost entirely through its channel partner relationships, supported by its robust channel sales and marketing infrastructure.

Basis of Presentation and Consolidation

On May 22, 2015, the Company was acquired by funds controlled by Bain Capital Investors, LLC, a private equity investment firm, and its co-investors (the “Bain Acquisition”). The Bain Acquisition was consummated through a merger of Batman Merger Sub, Inc. with Project Barbour Holdings Corporation, at which point, Project Barbour Holdings Corporation (herein referred to as the “Predecessor”) changed its name to Blue Coat Holdings, Inc., continuing as the surviving corporation and a 100 percent-owned indirect subsidiary of Batman Holdings, Inc. (herein referred to as the “Successor”), which has since changed its name to Blue Coat, Inc.

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All intercompany balances and transactions have been eliminated. The Company records all acquisitions using the acquisition method of accounting and, accordingly, includes the acquired company’s results of operations in its consolidated results from the date of each acquisition.

As a result of the Bain Acquisition, the Company applied purchase accounting and a new basis of accounting beginning on the date of the acquisition. The Company was required by U.S. GAAP to record all assets and liabilities at fair value as of the effective date of the acquisition, which in some cases was different than their historical book values. The consolidated financial statements of the Predecessor include the accounts of Project Barbour Holdings Corporation and its wholly owned subsidiaries through May 22, 2015, the date on which it was acquired. The consolidated financial statements of the Successor include the accounts of Blue Coat, Inc. and its wholly owned subsidiaries from May 23, 2015 through April 30, 2016.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Such management estimates include the best estimate of selling price for the Company’s products and services, commission expense, share-based compensation including the fair value of the Company’s common stock, valuation allowance for deferred tax assets, uncertainties in income taxes, litigation and settlement costs and other loss contingencies, warranty liabilities, and the purchase price allocation of acquired businesses. The Company bases estimates on historical experience and also on assumptions that the Company believes are reasonable. Actual results may differ from these estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Reclassifications

Certain prior period amounts in the consolidated financial statements have been reclassified to conform to current period presentation. These reclassifications had no impact on previously reported total assets, liabilities, stockholders’ equity, net revenue, cost of net revenue, results of operations or cash flows.

Foreign Currency Translation and Transactions

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. The Company translates all monetary assets and liabilities denominated in foreign currencies into U.S. dollars using the exchange rates in effect at the balance sheet dates and non-monetary assets and liabilities using historical exchange rates.

Foreign currency denominated revenue and expenses have been re-measured using the average exchange rates in effect during each period. Foreign currency re-measurement gains and losses have been included in other income (expense) and have not been significant for any periods presented.

Concentration and Other Risks

Financial instruments that potentially subject the Company to credit risk consist of money market accounts and trade receivables. The Company maintains demand deposit and money market accounts with financial institutions of high credit standing. Such deposits generally are in excess of insured limits. The Company invests only in high-quality, investment grade securities and limits investment exposure in any one issue. Such investments are classified as cash equivalents in the Company’s consolidated balance sheets at April 30, 2016 and 2015. The Company believes the financial risks associated with these financial instruments are not material, and the Company has not experienced material losses from investments in these instruments.

The Company does not require collateral for sales to customers. However, the Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts.

Cash and Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents.

As of April 30, 2015 and April 30, 2016 restricted cash comprised $3.7 million and $4.2 million, respectively, in cash and cash equivalents pledged as collateral for irrevocable letters of credit primarily related to the Company’s office leases.

As of April 30, 2016, these letters of credit currently expire at various dates through August 2016, and provide for automatic annual extensions for a period of one year on each successive expiration date, but no later than the respective lease expirations. The time deposits securing the renewable letters of credit are classified as long-term restricted cash and those that will expire within one year are classified as prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, due to their short-term nature. The carrying amount of the Company’s long term debt is stated at the carrying value as the stated interest rate approximates the market rate currently available to the Company.

Allowance for Doubtful Accounts

The Company records trade receivables when customer accounts are billed. The Company performs ongoing credit evaluations of its customers’ financial condition and records an allowance when collection of a receivable becomes doubtful. The Company analyzes accounts receivable and historical bad debts, customer geographic concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of the allowance, and records any required changes in the allowance account to general and administrative expenses. The Company writes off accounts receivable when they are deemed to be uncollectible. The Company’s allowance for doubtful accounts was not significant as of April 30, 2015 and April 30, 2016.

Supply Chain Liabilities and Valuation of Inventory

The Company outsources its manufacturing, product fulfillment and repair operations to contract manufacturers and third-party logistics providers, and a significant portion of the Company’s cost of net revenue is a result of these activities. The Company currently purchases several key parts and components used in the manufacture of its products from a limited number of suppliers. If those supply sources were to become unavailable, the Company’s cost or ability to produce certain products may be adversely affected. Generally, the Company has been able to obtain an adequate supply of such parts and components. The Company’s contract manufacturers procure components and manufacture products based on demand forecasts that the Company prepares. These forecasts are based on estimates of future product demand. The Company’s supply chain liability was $0.5 million and $0.3 million as of April 30, 2015 and April 30, 2016, respectively, and is included in other current liabilities in the Company’s consolidated balance sheets.

Inventory consists of raw materials and finished goods. Inventory is recorded at the lower of cost (using the first-in, first-out method) or market, after obsolescence and inventory in excess of anticipated future demand is considered. In assessing the ultimate recoverability of inventory for the purpose of valuing inventory at the lower of cost or market, the Company is required to make estimates regarding future customer demand, last-time buy decisions, the timing of new product introductions, economic trends and market conditions.

Property and Equipment

Property and equipment are stated at cost, subject to adjustments for impairment, less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Type of Assets	Estimated Useful Lives
Software	3 years
Computer and office equipment	3-5 years
Furniture and fixtures	5 years
Leasehold improvements	2-10 years (Shorter of facility life or remaining lease term)

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including identifiable, finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and any significant negative industry or economic trends. Impairment is recognized when the carrying amount of an asset exceeds its fair value.

Acquisitions, Goodwill and Identifiable Intangible Assets

The Company accounts for acquired businesses using the acquisition method of accounting, which requires that the assets acquired, liabilities assumed, contractual contingencies and contingent consideration be recorded at the date of acquisition at their respective fair values. Goodwill represents the purchase price over estimated fair value of net assets of businesses acquired in a business combination.

The fair value of identifiable intangible assets is based on significant judgments made by management. The Company typically engages third-party valuation appraisal firms to assist the Company in determining the fair values and useful lives of the assets acquired. Such valuations and useful life determinations require the Company to make significant estimates and assumptions. These estimates and assumptions are based on historical experience and information obtained from the management of the acquired companies, and also include, but are not limited to, future expected cash flows earned from the product-related technology and discount rates applied in determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results. Acquisition-related identifiable intangible assets are amortized over the estimated economic lives of the assets. For intangible assets determined to have indefinite useful lives, including trade names, in-process R&D and goodwill, the Company tests for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. The Company uses a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

The Company’s policy is to perform goodwill impairment tests annually in the fiscal fourth quarter, and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company can opt to perform a qualitative assessment to test a reporting unit’s goodwill for impairment or the Company can directly perform the two step impairment test. Based on the Company’s qualitative assessment, if the Company determines that the fair value of a reporting unit is more likely than not (i.e., a likelihood of more than 50 percent) to be less than its carrying amount, the two step impairment test will be performed. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. In the second step of the impairment test, the Company would determine the fair value of the goodwill by comparing the implied fair value to the carrying value of the goodwill in the same manner as if the reporting unit were being acquired in a business combination. Specifically, the Company would allocate the fair value to all of its assets and liabilities, including any unrecognized intangibles, in a hypothetical analysis that would calculate the implied fair value of goodwill. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge would be recorded to earnings in the consolidated statements of operations. The process of evaluating the potential impairment of goodwill is highly subjective and requires the application of significant judgment. For purposes of the annual impairment test, the Company considers the estimated or appraised fair value of the Company’s privately held common equity compared with the carrying amount of the Company’s net assets on the date of the test, since the Company has only one reporting unit. The Company did not recognize any goodwill impairment charges for all periods presented.

Recoverability of finite lived intangible assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. Recoverability of indefinite lived intangible assets is measured by comparison of the carrying amount of the asset to its fair value. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company did not recognize any intangible asset impairment charges for all periods presented.

Deferred Rent

Certain of the Company’s operating leases contain credits for tenant improvements, rent holidays, and rent escalation clauses. For these leases, the Company recognizes the related rent expense on a straight-line basis at the earlier of the first rent payment or the date of possession of the leased property. The difference between the amounts charged to expense and the rent paid is recorded as deferred lease incentives and amortized over the lease term.

Derivative Instruments and Hedging Activities

The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments related to the Company’s variable-rate borrowings. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate caps as part of its interest rate risk management strategy.

As required by Financial Accounting Standard Board’s (the “FASB”) Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, such as the Company’s interest rate caps, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the earnings effect of the hedged forecasted transactions in a cash flow hedge.

The fair value of the Company’s interest rate cap contracts is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps in conjunction with the cash payments related to financing the premium of the interest rate caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Refer to Note 5, Derivative Financial Instruments, for further discussion.

In accordance with the FASB’s fair value measurement guidance in Accounting Standards Update (“ASU”) 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Research and Development

Costs related to research, design and development of the Company’s products are expensed as incurred. When significant, software development costs are capitalized after establishment of technological feasibility and marketability until product is available for general release to customers. Generally, the Company’s products are released soon after technological feasibility has been established. Costs subsequent to achieving technological feasibility were not material to the Company’s consolidated financial statements and all internally developed software costs were expensed as incurred during all periods presented.

Warranty Obligations

The Company maintains a warranty accrual for estimated future warranty obligations using anticipated future warranty costs based on the historical warranty rates. The Company generally provides a one-year warranty on hardware products.

Legal and Other Contingencies

The Company is currently involved in various claims and legal proceedings. The Company reviews the status of each significant matter and assesses its potential financial exposure on a quarterly basis. The Company records a charge equal to at least the minimum estimated liability for damages arising from litigation or other loss contingencies only when both of the following conditions are met: (i) information available prior to issuance of the Company’s consolidated financial statements indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements, and (ii) the range of loss can be reasonably estimated. As additional information becomes available, the Company reassesses the potential liability related to pending loss contingencies and may revise its estimates. Such revisions in the estimates of the potential liabilities could have a material impact on the Company’s consolidated results of operations and financial position.

Revenue Recognition

The Company operates a multiple-tier channel distribution model that includes both distributors and value-added resellers. In most cases, the Company sells products to distributors, who in turn sell to value-added resellers and ultimately to end-users. In these cases, the Company generally ships products from fulfillment centers to value-added resellers, who provide configuration services for end-users. In some cases, the Company sells directly to value-added resellers, who in turn sell to end-users. In these cases, the Company generally ships products from fulfillment centers directly to end-users.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed or determinable, and collection is probable. The majority of the Company’s products are hardware appliances containing software components that operate together to provide the essential functionality of the product and, therefore, these hardware appliances are considered to be non-software deliverables. The Company’s product revenue also includes add-on stand-alone software products, either on a perpetual or term basis, that operate on the Company’s hardware appliances but are not considered essential to their functionality as the hardware appliances can function without the add-on software products and are frequently sold without them. Customers take possession of the add-on software products and run them on their hardware appliances purchased from the Company. Revenue is recognized for these products in accordance with industry-specific software revenue recognition guidance. Additionally, the Company sells post-contract customer support and maintenance contracts, where unspecified software updates and upgrades are offered on a when-and-if-available basis.

The Company enters into multiple-element revenue arrangements in which a customer may purchase a combination of hardware, perpetual and subscription software licenses, hardware and software upgrades, hardware and software maintenance, and/or professional services. The revenue recognition guidance for multiple deliverable arrangements requires an entity to allocate arrangement consideration to each element based on a selling price hierarchy, where the selling price for an element is based on vendor-specific objective evidence (VSOE), if available; third-party evidence (TPE), if available, and VSOE is not available; or the best estimate of selling price (BESP), if neither VSOE or TPE is available. Under the guidance, the Company allocates the arrangement fee to each non-software element based upon the relative selling price of such element and, if software and software-related elements are also included in the arrangement, the Company allocates the arrangement fee to each of those software and software-related elements as a group based upon the Company’s BESP for those elements. When applying the relative selling price method, the Company determines the selling price for each element using VSOE of selling price, if it exists, or if not, TPE of selling price, if it exists. If neither VSOE nor TPE of selling price exists for an element, the Company uses the Company’s BESP for that element. After such allocation is made, the amount of the arrangement fee allocated to the software and software-related elements is accounted for under the industry-specific software revenue recognition guidance. The revenue allocated to each non-software element is recognized when the basic revenue recognition criteria are met for that element. The Company accounts for multiple-element arrangements that contain only software and software-related elements under the industry-specific software revenue recognition guidance.

The Company determines VSOE for each element based on historical stand-alone transactions. VSOE of fair value is based on the price charged when the element is sold separately. The Company analyzes the Company’s stand-alone hardware and software maintenance renewals by stratification of sales channel and service offering. The Company determines the VSOE of fair value for hardware and software maintenance by analyzing the Company’s stand-alone maintenance renewals and noting that a substantial majority of transactions fall within a narrow range for each stratum.

The Company typically is not able to determine TPE for the Company’s products, support and maintenance or professional services. TPE is determined based on competitor prices for similar elements when sold separately. Generally, the Company’s offerings contain a significant level of differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Company’s go-to-market strategy differs from that of its peers and unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis.

When the Company is unable to establish the selling price of an element using VSOE or TPE, the Company uses BESP in the Company’s allocation of arrangement consideration. The Company determines BESP for a product or service by considering multiple factors, including, but not limited to, historical pricing practices by geography, current market trends, customer class and distribution channel, and gross margin objectives, such that it can make an estimate of the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.

Service and subscription revenue, which primarily consists of sales of new and renewal hardware and software support contracts, software subscriptions, cloud subscriptions, and to a lesser extent professional services and training, is recognized ratably over the life of the contract, with the related expenses recognized as incurred. Support, software subscriptions and cloud subscriptions typically have a term of one to three years, with average terms of approximately two years. Unearned service and subscription revenue is included in deferred revenue. The standard terms and conditions for the Company’s service and subscription contracts do not provide for cancellation, termination or refund for any reason other than for cause, such as a party’s failure to comply with a material provision of such contract.

The Company recognizes revenue from the sale of third-party anti-virus software subscriptions, net of royalties paid, and classifies this revenue as service and subscription revenue in the Company’s consolidated statements of operations.

Stock-Based Compensation

The Company issues equity awards to employees and non-employees, generally in the form of common stock options and restricted stock. The Company accounts for its equity awards in accordance with FASB’s ASC 718, Compensation—Stock Compensation, which requires all equity-based payments to employees to be recognized in the consolidated statements of operations based on their fair values. As there has been no public market for the Company’s common stock to date, the estimated fair value of common stock has been determined by the board of directors. The Company has periodically determined for financial reporting purposes the estimated fair value of its common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. The Company generally uses the income and market approaches prescribed in the Practice Aid, in particular the income approach’s discounted cash flow method, which was based on the Company’s projections and estimated discount rate and the guideline public company, guideline transactions and precedent transaction methodologies, based on inputs from comparable public companies’ equity valuations, comparable acquisition transactions and transactions in the Company’s own equity securities, to estimate the enterprise value of the company. The Company performed these contemporaneous valuations quarterly. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, equity-based compensation could be materially different. Following the completion of this offering, the Company expects to use a market-based valuation to determine the grant date fair value of its common stock. Refer to Note 9, Stockholders’ Equity, for further discussion.

Income Taxes

The Company uses the liability method to account for income taxes. As part of the process of preparing the consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves determining income tax expense and calculating the deferred income tax expense related to temporary differences resulting from the differing treatment of items for tax and accounting purposes, such as deferred revenue or deductibility of the amortization of certain intangible assets. These temporary differences result in deferred tax assets or liabilities, which are included within the consolidated balance sheets.

The Company records a valuation allowance to reduce certain deferred tax assets to an amount that the Company estimates is more likely than not to be realized. The Company considers estimated future taxable income and prudent tax planning strategies in determining the need for a valuation allowance. When the Company determines that it is more likely than not that some or all of the Company’s deferred tax assets will be realizable by either refundable income taxes or future taxable income, the valuation allowance will be reduced and the related tax impact will be recorded as a reduction to the tax provision in that period. Likewise, should the Company determine that the Company is not likely to realize all or part of deferred tax assets in the future, an increase to the valuation allowance would be recorded as an increase to the tax provision in the period such determination was made.

As a multinational corporation, the Company conducts business in many countries and is subject to taxation in many jurisdictions. The taxation of the business is subject to the application of multiple and conflicting tax laws and regulations, as well as multinational tax conventions. The effective tax rate is highly dependent upon the geographic distribution of worldwide earnings or losses, the tax regulations in each geographic region, the availability of tax credits and carryforwards, and the effectiveness of tax planning strategies. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws themselves are subject to change as a result of changes in fiscal policy, changes in legislation, and the evolution of regulations and court rulings. Consequently, tax authorities may impose tax assessments or judgments against the Company that could materially impact its tax liability and/or the effective income tax rate.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not to be realized upon settlement. The Company reviews uncertain tax benefits quarterly, and may adjust such uncertain tax benefits because of proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, previously unavailable information obtained during the course of an examination, negotiations with tax authorities of different countries concerning the Company’s transfer pricing, resolution with respect to individual audit issues/audit years, or the expiration of statutes of limitations. In addition, the Company’s tax contingency reserve includes certain amounts for potential tax assessments for pre-acquisition tax years of acquired companies, which, if recognized, will be recorded to the provision for income taxes.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, related to simplifications of employee share-based payment accounting. This ASU eliminates the APIC pool concept and requires that excess tax benefits and tax deficiencies be recorded in the income statement when awards are settled. The ASU also addresses simplifications related to statement of cash flows classification, accounting for forfeitures, and minimum statutory tax withholding requirements. The ASU is effective for fiscal years and interim periods within those annual periods beginning after December 15, 2016. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on their balance sheets. Lessees initially recognize a lease liability (measured at the present value of the lease payments over the lease term) and a right-of-use (“ROU”) asset (measured at the lease liability amount, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs). Lessees can make an accounting policy election to not recognize ROU assets and lease liabilities for leases with a lease term of 12 months or less as long as the leases do not include options to purchase the underlying assets that the lessee is reasonably certain to exercise. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted for all entities. The standard requires the use of a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Full retrospective application is prohibited. The Company is beginning to evaluate the impact that the adoption of this standard will have on its consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes on the classification of deferred tax assets and liabilities. This ASU, as part of the FASB’s simplification initiative, requires all companies that present a classified balance sheet to present all deferred tax assets and liabilities as noncurrent regardless of the timing of the expected reversal of the related deferred tax asset or liability. This ASU is effective for annual reporting periods beginning after December 16, 2016, but early adoption is permitted. The Company elected to adopt the guidance in the third quarter of fiscal year 2016 on a prospective basis. As a result, the Company has presented all deferred tax assets and liabilities as noncurrent on its consolidated balance sheet as of April 30, 2016, but has not reclassified current deferred tax assets and liabilities on its consolidated balance sheet as of April 30, 2015. There was no impact on the Company’s results of operations as a result of the adoption of ASU 2015-17.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under this ASU, acquirers must recognize measurement-period adjustments in the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. This guidance is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard and does not expect the adoption to have a material effect on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11 (Subtopic 330), Simplifying the Measurement of Inventory, which provides guidance to companies who account for inventory using either the first-in, first-out (“FIFO”) or average cost methods. The guidance states that companies should measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the effect of the adoption of the standard will have on its consolidated financial statements and related disclosures.

In May 2015, the FASB issued ASU 2015-08, Business Combinations (Topic 805): Pushdown Accounting—Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115, which supersedes several paragraphs in ASC 805-50 in response to the November 2014 publication of Staff Accounting Bulletin (“SAB”) No. 115 by the SEC. The SEC issued SAB No. 115 in connection with the release of the FASB’s ASU No. 2014-17, Pushdown Accounting. The standard provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The guidance is effective immediately and had no impact on the Company’s consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 will require an entity to present debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset, consistent with the treatment of debt discounts. The amendment does not change the recognition and measurement guidance for debt issuance costs, and the amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company does not expect the adoption to have a material effect on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 will explicitly require management to assess the entity’s ability to continue as a going concern at each annual and interim period. Related footnote disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern within one year after the report issuance date. If conditions do not give rise to substantial doubt, no disclosures will be required that are specific to going concern uncertainties. ASU 2014-15 is effective for reporting periods ending after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the impact of the future adoption of this standard and does not expect the adoption to have a material effect on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period. ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC Topic No. 718, “Compensation—Stock Compensation,” as it relates to awards with performance conditions that affect vesting to account for such awards. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The Company is currently assessing the potential impact of this accounting standard.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the new revenue standard to annual periods beginning after December 15, 2018 for private companies and December 15, 2017 for public companies. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the guidance in the new revenue standard on assessing whether an entity is a principal or agent in a revenue transaction. This conclusion impacts whether an entity reports revenue on a gross or net basis. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies the guidance in the new revenue standard regarding an entity’s identification of its performance obligations in a contract, as well as an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectibility, non-cash consideration, presentation of sales tax, and transition. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These pronouncements have the same effective date as the new revenue standard. The Company is currently evaluating the transition methods and the effect that these ASUs will have on its consolidated financial statements and related disclosures.

In July 2013, the FASB issued ASU 2013-11, Liabilities (Topic 405): Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward or a tax credit carryforward exists. Under this ASU, the Company’s unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward. The Company adopted ASU 2013-11 during the third quarter of fiscal 2016. The adoption of the ASU did not have a material effect on the Company’s consolidated financial statements.

Note 2. Business Combinations

Elastica Acquisition (Successor)

On November 16, 2015, the Company completed the acquisition of 100% of the voting equity interest in Elastica, Inc. (“Elastica”), a leader in the Cloud Access Security Broker (“CASB”) segment. The total purchase price was $239.2 million consisting of cash consideration. Results of operations for Elastica were included in the Company’s consolidated financial statements from the date of acquisition. For the period from May 23, 2015 to April 30, 2016, the Company incurred approximately $7.8 million of transaction expenses directly related to the acquisition and the related issuance of debt, which was included in general and administrative expenses in the Company’s statements of operations. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The following table summarizes the preliminary allocation of the purchase price, based on the estimated acquisition date fair value of the assets acquired and liabilities assumed (in thousands):

November 16, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$3,530
Accounts receivable, net	102
Restricted cash	535
Property and equipment	717
Prepaid and other assets	4,300
Intangible assets	54,450
Goodwill	179,004

Total assets acquired	242,638
Accounts payable and accruals	(997)
Deferred revenue	(135)
Other liabilities	(2,338)

Total liabilities assumed	(3,470)

Net assets acquired	$239,168

Intangible assets acquired and their estimated useful lives are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Backlog	$100	0.5 years
Trade names	300	2 years
Customer relationships	250	6 years
Developed technology	53,800	6 years

The intangible assets are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. The goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

Perspecsys Acquisition (Successor)

On July 30, 2015 the Company completed the acquisition of 100% of the voting equity interest in Perspecsys, Inc., a leader in enterprise cloud data protection solutions. The Company believes the acquisition will enable it to expand in the CASB segment. The purchase price of $45.5 million consists of a cash payment of $29.7 million, a guaranteed earn out of $15.0 million and an earn out of $10.0 million contingent upon achieving certain net revenue targets within the first year. The guaranteed earn out and contingent earn out had an acquisition date fair value of $14.8 million and $1.0 million, respectively. The contingent earn out was subsequently adjusted to zero and recognized through the consolidated statements of operations in the three months ended April 30, 2016, as the Company determined it was unlikely the net revenue targets would be met within the first year. For the period from May 23, 2015 to April 30, 2016, the Company incurred approximately $1.2 million of transaction expenses directly related to the acquisition, which was included in general and administrative expenses in the Company’s statements of operations. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The following table summarizes the allocation of the purchase price, based on the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

July 30, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$739
Accounts receivable, net	598
Property and equipment	303
Prepaid and other assets	4,783
Intangible assets	11,080
Goodwill	32,839

Total assets acquired	50,342
Accounts payable and accruals	(1,053)
Deferred revenue	(254)
Notes payable	(537)
Other long-term liabilities	(3,035)

Total liabilities assumed	(4,879)

Net assets acquired	$45,463

Intangible assets acquired and their estimated useful lives are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Trade names	$20	2 years
Non-competition agreements	360	2 years
Customer relationships	1,400	10 years
Developed technology	9,300	6 years

Trade names, non-competition agreements, and developed technology are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. Customer relationships are being amortized based on the expected earnings pattern of those customer relationships, which reflects the pattern in which the economic benefits are being utilized. The goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

Bain Acquisition (Successor)

On May 22, 2015, the Company was acquired by funds controlled by Bain Capital Investors, LLC (“Bain Capital”), a private equity investment firm, and its co-investors. The purchase price of $2.5 billion was funded by $0.9 billion in cash and the issuance of $470 million of senior notes under an indenture and $1.15 billion of senior secured term loans under a senior secured credit facility. For the period from May 1, 2015 through May 22, 2015 and the period from May 23, 2015 through April 30, 2016, the Company incurred approximately $15.3 million and $10.7 million, respectively, of transaction expenses directly related to the merger, which was included in general and administrative expenses in the Company’s statements of operations.

In connection with the Bain Acquisition, the Company repaid its existing credit facilities in full and replaced them with new credit facilities and unsecured senior notes. The Company also incurred an aggregated $25.6 million of costs related to the extinguishment of its existing debts, including the write-off of unamortized borrowing costs and an early extinguishment fee paid to its lenders. These costs were contingent upon the closing of the Bain Acquisition and were not included in the Predecessor’s consolidated statements of operations for the period from May 1, 2015 through May 22, 2015. See Note 4, Debt, for further discussion of the new senior secured credit facilities and unsecured senior notes.

The following table summarizes the allocation of the purchase price, based on the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

May 22, 2015
Fair value of net assets acquired:
Cash and cash equivalents	$204,983
Accounts receivable, net	128,774
Inventory	58,736
Property and equipment	35,742
Prepaid and other assets	31,371
Intangible assets	1,066,600
Goodwill	1,367,112

Total assets acquired	2,893,318
Accounts payable and accruals	(68,671)
Deferred revenue	(118,045)
Deferred income taxes	(142,872)
Other long-term liabilities	(14,503)

Total liabilities assumed	(344,091)

Net assets acquired	$2,549,227

Intangible assets acquired and estimated useful lives of the intangible assets are shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Trade names, Blue Coat	$220,000	Indefinite
Customer relationships	635,000	13 years
Product backlog	1,600	3 months
Developed technology	210,000	6 years

Product backlog and developed technology are being amortized on a straight-line basis, which reflects the pattern in which the economic benefits of the intangible assets are being utilized. Customer relationships are being amortized based on the expected earnings pattern of those customer relationships, which reflects the pattern in which the economic benefits are being utilized. Goodwill is primarily attributable to expected synergies resulting from the transaction. None of the goodwill is deductible for tax purposes.

The following unaudited pro forma and pro forma combined financial information presents the Company’s results as though the Bain Acquisition had occurred on May 1, 2014 (in thousands).

	Year Ended April 30,
	2015	2016
	Pro Forma	Pro Forma Combined
Total net revenue	$507,379	$714,988
Net loss	(182,187)	(190,919)

Norman Shark AS Business Acquisition (Predecessor)

On December 10, 2013, the Company entered into a purchase agreement to acquire 100% of the voting equity interest of Norman Shark AS (Norman Shark), a Norwegian privately owned limited liability company. Norman Shark was engaged in developing network security solutions and forensic malware tools and providing enterprise customers security solutions for building defense networks against cyber threats. The total cash purchase price was $25.8 million and was accounted for as a business combination using the acquisition method.

The Company incurred costs of approximately $0.2 million related to the acquisition. These costs were included in general and administrative expenses in the Company’s consolidated statements of operations. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The purchase price was allocated based on estimated fair values as follows (in thousands):

December 10, 2013
Fair value of net assets acquired:
Cash	$2,076
Accounts receivable	1,455
Goodwill	13,929
Identifiable intangible assets (other than goodwill)	9,250
Property, plant and equipment	400
Accounts payable	(718)
Accrued liabilities	(1,155)
Deferred revenue	(300)
Other assets	863

Total purchase price	$25,800

Intangible assets acquired and estimated useful lives were shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Developed technology	$8,700	5 years
Customer relationships	550	2 years

Developed technology were being amortized on a straight-line basis, which reflected the pattern in which the economic benefits of the intangible assets were being utilized. Customer relationships were being amortized based on the expected earnings pattern of those customer relationships, which reflected the pattern in which the economic benefits are being utilized. Goodwill was primarily attributable to expected synergies resulting from the transaction. None of the goodwill was deductible for tax purposes.

Solera Networks, Inc. Acquisition (Predecessor)

On May 31, 2013, the Company acquired 100% of the voting equity interest in Solera Networks, Inc. (“Solera”) for $222.7 million in cash to expand its security analytics and forensic capabilities. The Company entered into retention arrangements with certain key employees totaling $15.0 million, which was recognized as expense over a 36-month period. The Company incurred costs of approximately $0.4 million related to the acquisition. These costs were included in general and administrative expenses in the Company’s consolidated statements of operations. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The acquisition was accounted for as a business combination using the acquisition method. The purchase price was allocated based on estimated fair values as follows (in thousands):

May 31, 2013
Fair value of net assets acquired:
Cash	$4,322
Accounts receivable	3,312
Property, plant and equipment	2,236
Goodwill	158,823
Identifiable intangible assets (other than goodwill)	59,450
Deferred tax asset	5,737
Deferred revenue	(1,093)
Debt	(7,000)
Accrued liabilities	(2,074)
Accounts payable	(877)
Other assumed liabilities, net	(132)

Total purchase price	$222,704

Intangible assets acquired and estimated useful lives were shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Developed technology	$47,300	6 years
Customer relationships	9,100	7 years
Trade names	2,200	5 years
Product backlog	850	3 months

Developed technology, trade names and product backlog and were being amortized on a straight-line basis, which reflected the pattern in which the economic benefits of the intangible assets were being utilized. Customer relationships were being amortized based on the expected earnings pattern of those customer relationships, which reflected the pattern in which the economic benefits were being utilized. Goodwill was primarily attributable to expected synergies resulting from the transaction. None of the goodwill was deductible for tax purposes.

Netronome Systems, Inc. Appliances Business Acquisition (Predecessor)

On May 9, 2013, the Company acquired the Security Sockets Layer (“SSL”) appliances business from Netronome Systems, Inc. (Netronome) for an upfront payment of $25.0 million followed by an additional contingent cash earn-out of $25.0 million. The total purchase price was $32.9 million, which includes an estimated fair value of the contingent earn-out. In April 2014, the fair value of the earn-out was increased by $9.7 million to $18.1 million, with the adjustment recognized through the consolidated statement of operations. The Company incurred costs of approximately $65,000 related to the transaction. These costs were included in general and administrative expenses in the Company’s consolidated statements of operations. Revenue and earnings subsequent to the acquisition date are not presented, as the business was fully integrated subsequent to the acquisition and therefore impracticable for the Company to quantify.

The acquisition was accounted for as a business combination using the acquisition method. The purchase price was allocated based on estimated fair values as follows (in thousands):

May 9, 2013
Fair value of net assets acquired:
Inventory	$180
Goodwill	23,856
Identifiable intangible assets (other than goodwill)	9,010
Deferred revenue	(150)

Total purchase price	$32,896

Intangible assets acquired and estimated useful lives were shown below:

Intangible Type	Fair Value (in thousands)	Useful Life
Developed technology	$7,100	5 years
Supply agreements	910	5 years
Customer relationships	700	7 years
Non-competition agreements	300	5 years

Developed technology, non-competition agreements and supply agreements were being amortized on a straight-line basis, which reflected the pattern in which the economic benefits of the intangible assets were being utilized. Customer relationships were being amortized based on the expected earnings pattern of those customer relationships, which reflected the pattern in which the economic benefits were being utilized. Goodwill was primarily attributable to expected synergies resulting from the transaction and was deductible for tax purposes.

Note 3. Goodwill and Identifiable Acquisition-Related Intangible Assets

Goodwill

The total changes in carrying amount of the Company’s goodwill during the years ended April 30, 2015 and 2016 were as follows (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Beginning balance	$584,356	$584,356
Addition to goodwill related to acquisitions (predecessor)	—	—
Elimination of predecessor goodwill	—	(584,356)
Addition to goodwill related to acquisitions (successor)	—	1,580,592

Ending balance	$584,356	$1,580,592

During the period from May 23, 2015 through April 30, 2016, the Company made a measurement period adjustment to goodwill of $25.5 million primarily related to its updated tax integration plan for the Elastica acquisition.

Identifiable Acquisition-Related Intangible Assets

The Company’s identifiable acquisition-related intangible assets are as follows (in thousands):

	As of April 30, 2015 (Predecessor)
	Amortization Period	Gross Amount	Accumulated Amortization	Net Carrying Value
Developed technology and patents	4-10 years	$322,500	$(108,627)	$213,873
In-process research and development	Indefinite	13,900	—	13,900
Customer relationships	2-18 years	281,950	(114,430)	167,520
Product backlog	3 months	3,310	(3,310)	—
Service backlog	3 years	2,500	(2,500)	—
Favorable lease interest	46 months	1,517	(1,284)	233
Non-compete agreements	5 years	300	(118)	182
Supply agreement	5 years	910	(359)	551
Trade names, other	4-5 years	4,900	(2,518)	2,382
Trade names, Blue Coat	Indefinite	105,000	—	105,000

		$736,787	$(233,146)	$503,641

	As of April 30, 2016 (Successor)
	Amortization Period	Gross Amount	Accumulated Amortization	Net Carrying Value
Developed technology and patents	6 years	$273,100	$(38,202)	$234,898
Customer relationships	10-13 years	636,650	(120,816)	515,834
Product backlog	3-5.5 months	1,700	(1,700)	—
Non-compete agreements	2 years	360	(135)	225
Trade names, other	2 years	320	(76)	244
Trade names, Blue Coat	Indefinite	220,000	—	220,000

		$1,132,130	$(160,929)	$971,201

Amortization expense for the Company’s purchased intangible assets was as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Included in cost of net revenue	$40,599	$41,322	$2,405	$39,910
Included in operating expenses	37,814	33,111	1,738	121,019

Total amortization	$78,413	$74,433	$4,143	$160,929

As of April 30, 2016, the estimated amortization expense related to the Company’s identifiable acquisition-related intangible assets in future periods was as follows (in thousands):

Year Ending April 30,	Cost of Net Revenue	Operating Expenses	Total
2017	$45,527	$111,167	$156,694
2018	45,519	92,127	137,646
2019	45,517	69,263	114,780
2020	45,517	55,690	101,207
2021	45,517	44,746	90,263
2022 and thereafter	7,314	143,297	150,611

Total amortization	$234,911	$516,290	$751,201

Note 4. Debt

Prior to the Bain Acquisition, the Predecessor’s credit facilities included first and second lien term loans and a revolving credit facility with borrowing capacity of $40.0 million. As of April 30, 2015, principal amounts borrowed were $737.1 million with respect to the first lien term loan, $330.0 million with respect to the second lien term loan and none with respect to the revolving credit facility. The proceeds from these financings were primarily used in funding the Solera acquisition in May 2013 and payments of dividends and repurchases of Class A common stock in June 2013. At April 30, 2015, the first lien term loan bore interest at a rate of 4.0% per annum and the second lien term loan bore interest at a rate of 9.5% per annum, both payable quarterly. Borrowing costs that were capitalized were reflected on the consolidated balance sheets as a reduction to long-term debt liability and amortized to interest expense over the term of each debt facility using the effective interest method. As of April 30, 2015, the Company reported in its consolidated balance sheet a liability of $1,047.8 million (net of unamortized borrowing costs of $19.3 million) for outstanding term loan borrowings, of which $7.5 million was included in current liabilities and $1,040.3 million was reported as long-term debt.

On May 22, 2015, in connection with the Bain Acquisition, the Company repaid the Predecessor’s existing credit facilities in full and replaced them with the following: (i) new credit facilities in an initial aggregate principal amount of $1.25 billion, comprised of (a) a senior secured term loan facility in an aggregate principal amount of $1.15 billion (the “Initial Term Loans”), which was borrowed on May 22, 2015 and which was increased on November 16, 2015 by $225.0 million aggregate principal amount of additional senior secured term loans (the “Incremental Term Loans” and, together with the Initial Term Loans, the “Senior Secured Term Loan Facility”) in connection with the Elastica acquisition and (b) a senior secured revolving facility in an aggregate principal committed amount of $100.0 million (the “Senior Secured Revolving Facility”, and, together with the Senior Secured Term Loan Facility, the “Senior Secured Credit Facilities”) and (ii) issued unsecured senior notes due 2023 in an aggregate principal amount of $470.0 million (the “Senior Notes”). The Senior Secured Term Loan Facility matures on May 20, 2022. The Senior Secured Revolving Facility matures on May 22, 2020. The Senior Notes mature on June 1, 2023. Blue Coat Holdings, Inc. obligations under the Senior Secured Credit Facilities are guaranteed on a senior secured basis by Batman Intermediate Holdings B, Inc. and each existing and subsequently acquired or organized direct or indirect wholly-owned material domestic restricted subsidiary of Blue Coat Holdings, Inc., subject to certain customary exceptions and limitations set forth in the documentation governing the Senior Secured Credit Facilities, and the Senior Notes are guaranteed on an unsecured basis by each wholly-owned domestic subsidiary of Blue Coat Holdings, Inc. that guarantees the Senior Secured Credit Facilities. See the sections entitled “Senior Secured Credit Facilities” and “Senior Notes” below for further information on the Senior Secured Credit Facilities and Senior Notes.

As of April 30, 2016, the Company’s total outstanding indebtedness under the new credit facilities was $1.79 billion (net of $52.8 million of debt issuance costs), of which $13.8 million was included in current liabilities and $1.77 billion was reported as long-term debt. Debt issuance costs are capitalized and included in the consolidated balance sheet as an asset or a direct deduction from the long-term debt liability and are amortized into interest expense over the term of the respective borrowings using the effective interest method. As of April 30, 2016, outstanding principal amounts were $1.37 billion with respect to the Senior Secured Term Loan Facility and $470.0 million with respect to the Senior Notes. The remaining contractual principal payments related to these borrowings in future fiscal years as of April 30, 2016 were as follows (in thousands):

Year Ending April 30,
2017	$13,750
2018	13,750
2019	13,750
2020	13,750
2021	13,750
2022 and thereafter	1,769,375

Total principal payments	$1,838,125

Senior Secured Credit Facilities

The principal amount of the Senior Secured Term Loan Facility amortizes in equal quarterly installments of $3.4 million, payable on the last business day of each April, July, October and January, commencing January 29, 2016, with the balance payable at maturity. The loans under the Senior Secured Credit Facilities bear interest, at the option of Blue Coat Holdings, Inc., at a rate per annum equal to (a) an adjusted LIBOR rate (with a floor of 1.00% per annum) plus an applicable margin of 3.50%, payable on the last day of the applicable interest period applicable thereto (and, in the case of an interest period in excess of three months, on each date occurring at three-month intervals after the first day of such interest period), or (b) the alternate base rate (with a floor of 2.00% per annum) plus an applicable margin of 2.50%, payable quarterly in arrears on the last business day of each April, July, October and January. The Initial Term Loans and the Incremental Term Loans under the Senior Secured Term Loan Facility were borrowed as LIBOR loans. The applicable margin for loans under the Senior Secured Revolving Facility is subject to two reductions of 0.25% below the applicable margin described above based upon the consolidated first lien net leverage ratio of Blue Coat Holdings, Inc. (which is the ratio of certain first lien secured debt, less cash and cash equivalents, of Blue Coat Holdings, Inc. and its restricted subsidiaries, to Consolidated EBITDA, as defined in the credit agreement governing the Senior Secured Credit Facilities) on a trailing four quarter basis on the last day of the most recent four fiscal quarter period for which financial statements were required to be delivered under the Senior Secured Credit Facilities.

Blue Coat Holdings, Inc. is required to comply with a maximum consolidated first lien net leverage ratio of 6.50 to 1.00 (decreasing to 5.00 to 1.00 on and after August 1, 2017) under the Senior Secured Revolving Facility. This financial covenant is tested quarterly on a trailing four quarter basis on the last day of the most recent four fiscal quarter period for which financial statements were required to be delivered under the Senior Secured Credit Facilities only if, as of the last day of the applicable fiscal quarter of Blue Coat Holdings, Inc. (commencing January 29, 2016), revolving loans under the Senior Secured Revolving Facility (including swingline loans) and certain letter of credit obligations (but excluding undrawn or cash collateralized letters of credit) are outstanding in an aggregate amount greater than 35% of the total commitments under the Senior Secured Revolving Facility at such time. If such outstanding amounts do not exceed 35% of the total commitments under the Senior Secured Revolving Facility at the end of the applicable any fiscal quarter, no financial covenant is applicable. As of April 30, 2016, the Company was in compliance with the financial covenants under the Senior Secured Credit Facilities.

At April 30, 2016, the interest rate on the outstanding balances under the Senior Secured Term Loan Facility was 4.5%. At April 30, 2016, Blue Coat Holdings, Inc. had a total of $100.0 million of availability for additional borrowings under the Senior Secured Revolving Facility, as Blue Coat Holdings, Inc. had no outstanding borrowings and no letters of credit outstanding which would reduce availability under the Senior Secured Revolving Facility on such date.

Senior Notes

The Senior Notes bear interest at a rate per annum of 8.375%, payable semi-annually. At any time and from time to time prior to June 1, 2018, Blue Coat Holdings, Inc. may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes issued under the indenture governing the Senior Notes at a redemption price equal to 108.375% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, with the net cash proceeds received by, or contributed to, it or its restricted subsidiaries from certain equity offerings; provided that: (1) in each case the redemption takes place not later than 180 days after the closing of the related equity offering, and (2) not less than 50% of the original aggregate principal amount of the Senior Notes issued under the indenture governing the Senior Notes remains outstanding immediately thereafter, excluding Senior Notes held by the Company or any of its restricted subsidiaries.

At any time and from time to time on and after June 1, 2018, the Company may redeem the Senior Notes at its option, in whole or in part, based on the following agreed-upon schedule of redemption prices if redeemed during the 12-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2018	104.188%
2019	102.094%
2020	101.047%
2021 and thereafter	100.000%

Note 5. Derivative Financial Instruments

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments.

The Company’s use of derivative financial instruments is limited to the utilization of interest rate caps to manage its exposure to interest rates. In September 2015, the Company entered into interest rate cap agreements to reduce exposure to future interest rate fluctuations and the resulting payments associated with its variable interest rate debts under the Senior Secured Term Loan Facility. The Company elected to finance the cap purchase premium over the respective term of the interest rate caps rather than pay the cash premium up-front. As of April 30, 2016 the undiscounted value of the remaining deferred premium payments was $4.2 million which will be paid from July 29, 2016 to September 30, 2020.

The following table presents the Company’s qualifying cash flow hedges outstanding as of April 30, 2016:

Derivative Type	Number of Instruments	Notional Amount (in thousands)	Variable Rate	Fixed Cap Rate	Effective Date	Maturity
Interest rate caps	3	$500,000	3-Month LIBOR	2% to 4%	October 31, 2015	September 30, 2020

For derivatives that are designated and qualify as cash flow hedges such as the Company’s interest rate caps, the effective portion of changes in the fair value of the derivatives is recorded in accumulated other comprehensive income (loss) (“AOCI”). The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the period from May 23, 2015 through April 30, 2016, the Company recorded $0.1 million of hedge ineffectiveness in earnings attributable to the financing of the premium rather than paying the premium up-front. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. As of April 30, 2016, the Company expects that $0.3 million of derivative net loss recorded in AOCI will be reclassified to interest expense over the next twelve months.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, the Company could also be declared in default on its derivative obligations. If the Company had breached any of these provisions at April 30, 2016, it could have been required to settle its obligations under the agreements at their termination value of $3.2 million. As of April 30, 2016, the fair value of derivatives in a net liability position, which includes accrued interest and an adjustment for nonperformance risk, was $2.9 million. As of April 30, 2016, the Company has not posted any collateral related to these agreements. The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheet as of April 30, 2016 (the Company did not have derivative instruments in any Predecessor periods):

	Asset Derivatives as of April 30, 2016		Liability Derivatives as of April 30, 2016
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
(In thousands)
Derivatives designated as hedging instruments:
Interest rate caps	Other current assets	$—	Other current liabilities	$406
Interest rate caps	Other noncurrent assets	—	Other noncurrent liabilities	2,512

Total derivatives		$—		$2,918

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations and the consolidated statements of comprehensive income (loss) (in thousands):

	Predecessor	Successor
	Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
(In thousands)
Derivatives designated as hedging instruments (Interest rate caps):
Effective portion:
Loss recognized in AOCI on derivative	N/A	$(3,055)
Gain (loss) reclassified from AOCI into interest expense	N/A	1
Ineffective portion and amount excluded from effectiveness testing:
Loss recognized in other expense	N/A	(77)

Note 6. Fair Value of Financial Instruments

The Company determines the fair values of its financial instruments based on a fair value hierarchy. The classification of a financial asset or liability within the hierarchy is based upon the lowest level input that is significant to the fair value measurement. The fair value hierarchy prioritizes the inputs into three levels that may be used to measure fair value:

Level 1	—	Observable inputs, such as quoted prices in active markets,

Level 2	—	Inputs other than the quoted prices in active markets that are observable directly, or

Level 3	—	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its financial assets at fair value. The fair value estimates are based on information available to management and are not necessarily indicative of the amounts the Company could ultimately realize.

The following table represents the Company’s financial instruments measured at fair value as of April 30, 2015 and 2016 (in thousands):

	Predecessor		Successor
	April 30, 2015		April 30, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Valuation Inputs
Assets:
Cash and cash equivalents	$202,665	$202,665	$136,563	$136,563	Level 1
Liabilities:
Interest rate hedges	$—	$—	$2,918	$2,918	Level 2

The Company’s cash and cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets.

The Company uses interest rate caps (options) to manage its interest rate risk. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The variable interest rates used in the calculation of projected receipts on the cap, as well as the present value of the deferred premium payments, are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both the Company’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of the Company’s derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value the Company’s derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by ourselves and the Company’s counterparties. The Company has determined that, based on the significance of the impact of the credit valuation adjustments made to the Company’s derivative contracts relative to the fair value of each individual contract, the credit valuation adjustments were not significant to the overall valuation. As a result, all of the Company’s derivatives held as of April 30, 2016 were classified as Level 2 in the fair value hierarchy. The Company did not hold any derivatives as of April 30, 2015.

Note 7. Restructuring and Other Charges

The following table summarizes the Company’s restructuring and other charges incurred (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015

Severance and benefits	$3,020	$1,130	$—	$2,835
Facilities and other	—	—	—	22

	$3,020	$1,130	$—	$2,857

Fiscal 2014 Restructuring Activities

In connection with the Company’s Netronome, Solera and Norman Shark acquisitions, the Company initiated certain restructuring activities that resulted in reductions to the Company’s headcount. During fiscal 2014, the Company recognized expenses of approximately $3.0 million primarily related to severance costs.

Fiscal 2015 Restructuring Activities

In connection with the Company’s 2014 acquisitions and realignment, the Company initiated certain restructuring activities that resulted in reductions to the Company’s headcount. During fiscal 2015, the Company recognized expenses of approximately $1.1 million primarily related to severance costs.

Fiscal 2016 Restructuring Activities

In connection with the Bain and Perspecsys acquisitions and organization realignment, the Company initiated certain restructuring activities that resulted in reductions to headcount. The Company recognized expenses of approximately $2.9 million in the period from May 23, 2015 through April 30, 2016, primarily related to severance and contract termination costs.

Accrued Restructuring and Other Charges Summary

The following table provides a summary of accrued restructuring activity for the years ended April 30, 2014, 2015 and 2016 (in thousands):

Predecessor:
Restructuring liabilities as of April 30, 2013	$1,116
Current period restructuring and other charges	3,020
Cash payments	(3,545)

Restructuring liabilities as of April 30, 2014	591
Current period restructuring and other charges	1,130
Cash payments	(1,721)

Restructuring liabilities as of April 30, 2015	—
Successor:
Current period restructuring and other charges	2,857
Cash payments	(2,857)

Restructuring liabilities as of April 30, 2016	$—

Note 8. Balance Sheet Components

Inventory

Inventory consisted of the following (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Raw materials	$3,794	$9,449
Finished goods	22,529	15,972

	$26,323	$25,421

Property and Equipment

Net property and equipment consisted of the following (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Computer and office equipment	$56,160	$36,741
Software	12,781	12,057
Furniture and fixtures	1,913	2,415
Leasehold improvements	10,126	18,661
Construction in progress	1,934	4,735

	82,914	74,609
Less: accumulated depreciation and amortization	(47,095)	(19,581)

	$35,819	$55,028

The following table summarizes the Company’s depreciation expense incurred (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Depreciation expense	$16,315	$18,440	$1,632	$18,806

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Accrued professional and consulting fees	$917	$3,567
Accrued royalties	3,246	2,551
Warranty obligations	101	51
Supply chain liability	500	268
Foreign taxes payable	2,614	1,464
Accrued interest expense	—	16,573
Accrued acquisition costs	—	4,500
Other	10,081	12,209

	$17,459	$41,183

Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Current:
Deferred product revenue	$5,640	$9,614
Deferred service and subscription revenue	240,694	239,601

Total deferred revenue, current	246,334	249,215

Noncurrent:
Deferred product revenue	2,186	6,759
Deferred service and subscription revenue	105,423	108,249

Total deferred revenue, noncurrent	107,609	115,008

Total deferred revenue	$353,943	$364,223

Note 9. Stockholders’ Equity

Blue Coat, Inc. Common Stock (Successor)

On May 22, 2015, the Company and Project Barbour Holdings Corporation completed the Bain Acquisition in which Batman Holdings, Inc., acquired 100 percent of the capital stock of Project Barbour Holdings Corporation. Project Barbour Holdings Corporation changed its name to Blue Coat Holdings, Inc., continuing as the surviving corporation and a 100 percent owned indirect subsidiary of Batman Holdings, Inc, which has since changed its name to Blue Coat, Inc. In connection with the merger, Blue Coat, Inc. authorized 150,000,000 shares of common stock at $0.001 par value per share. Each share of common stock is entitled to one vote. As of

April 30, 2016, the Company had 150,000,000 shares of common stock authorized and 91,172,391 issued and outstanding.

Class A Common Stock (Predecessor)

All Class A common stock was extinguished as part of the Bain Acquisition on May 22, 2015.

As of April 30, 2015, the Company had 750,000 shares of Class A common stock authorized and 336,865 shares issued and outstanding. Upon any liquidation, dissolution or winding up of the Company, each holder of Class A common stock was entitled to be paid, before any distribution or payment was made to any other equity security holders, an amount in cash equal to the aggregate liquidation value of all shares of Class A common stock held by such holder, plus all accrued and unpaid dividends. The Class A common stock would not participate in any remaining distributable amounts. The liquidation value per share of Class A common stock was $1,000 (Liquidation Value). If, upon any liquidation, dissolution or winding up of the Company, the amounts available for distribution to Class A common stockholders are less than the full amount Class A common stockholders are entitled to, then the entire amount of assets available to be distributed would be distributed pro rata among the Class A common stockholders based upon the aggregate Liquidation Value, plus all accrued and unpaid dividends, of the Class A common stock held by each holder. The Class A common stock accrued dividends on each share on a daily basis at the rate of 9 percent per annum on the sum of the Liquidation Value plus all accumulated and unpaid dividends. Dividends for Class A common stock would accrue whether or not they have been declared and whether or not the Company has the capacity to pay dividends. The Class A common stock was automatically convertible into Class B common stock, or Class C common stock in the case of certain regulated stockholders, on a one-for-one basis immediately prior to the effectiveness of a registration statement with respect to any initial public offering of shares by the Company. The Class A common stock was fully redeemable by the Company at the Company’s election and the Class A common stock had no voting rights except for voting rights pertaining to matters that adversely affect the powers, preferences or special rights of holders of the Class A common stock. Given the liquidation preferences and dividend terms noted above, the Company is treating Class A common stock as preferred stock for the purpose of calculating net income (loss) attributable to common stockholders and net income (loss) per share attributable to common stockholders.

On June 28, 2013, the Company paid a dividend to Class A common stockholders totaling $65.2 million and repurchased 165,071 shares of Class A common stock for $165.1 million using proceeds obtained from its credit facilities. As of April 30, 2015, the aggregate liquidation value of the Class A common stock was $336.9 million. The aggregate accumulated and unpaid Class A common stock dividend as of April 30, 2015 was $60.7 million.

Class B Common Stock (Predecessor)

All Class B common stock was extinguished as part of the Bain Acquisition on May 22, 2015.

As of April 30, 2015, the Company had 125,000,000 shares of Class B common stock authorized and 98,966,849 shares issued and outstanding. Each holder of Class B common stock was entitled to one vote per share on all matters. Class B common stockholders were entitled to receive dividends, if and when declared by the Company’s Board of Directors and subject to the preferences of the Class A shares. In the event of a liquidation, dissolution or winding up of the Company, and subject to the preferences of the Class A common stock, the holders of Class B common stock and Class C common stock were entitled to receive, ratably, on a per-share basis, all of the remaining assets of the Company available for distribution to stockholders.

On June 28, 2013, the Company paid a dividend totaling $88.3 million, or $0.89 per share, to Class B common stockholders using proceeds obtained from its credit facilities.

Class C Common Stock (Predecessor)

All Class C common stock was extinguished as part of the Bain Acquisition on May 22, 2015.

As of April 30, 2015, the Company had 125,000,000 shares of Class C common stock authorized and 1,937,456 shares issued and outstanding. Class C common stock had no voting rights except for voting rights pertaining to matters that adversely affect the powers, preferences or special rights of holders of the Class C common stock. Class C common stockholders were entitled to receive dividends, if and when declared by the Company’s Board of Directors and subject to the preferences of the Class A shares. In the event of a liquidation, dissolution or winding up of the Company, and subject to the preferences of the Class A common stock, the holders of Class B common stock and Class C common stock were entitled to receive, ratably, on a per-share basis, all of the remaining assets of the Company available for distribution to stockholders. Subject to certain limitations, shares of Class C common stock were fully convertible into shares of Class B common stock on a one-for-one basis.

On June 28 2013, the Company paid a dividend totaling $1.7 million, or $0.89 per share, to Class C common stockholders using proceeds obtained from its credit facilities.

2015 Equity Incentive Plan (Successor)

In May 2015, the Board of Directors adopted the Batman Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, and performance awards, to provide incentives for certain employees, directors, consultants and advisers to the Company. Upon adoption of the 2015 Plan, the Company reserved a maximum of 14,375,000 shares of common stock for issuance, excluding 158,801 shares of common stock issuable upon exercise of stock options that were rolled over in connection with the Bain Acquisition. In January 2016, the Company amended the 2015 Plan to reserve a maximum of 16,817,000 shares of common stock for issuance, excluding 158,801 shares of common stock issuable upon exercise of stock options that were rolled over in connection with the Bain Acquisition.

2012 Securities Purchase Plan (Predecessor)

On May 22, 2015, in connection with the Bain Acquisition, all awards under the 2012 Securities Purchase Plan were repurchased or cancelled. There are no remaining awards authorized or outstanding.

On April 17, 2012, the Board of Directors adopted a stock ownership plan (the “2012 Securities Purchase Plan”) to provide incentives for certain employees, directors, consultants and advisers to the Company. The 2012 Securities Purchase Plan provided for the sale or grant of Class A common stock and/or Class B common stock to plan participants and also allowed for the granting of stock options. Pursuant to the plan, certain key employees and directors of the Company purchased shares of Class A common stock and Class B common stock as a co-investment and on substantially the same terms as those received by the financial sponsor and co-investors. Additionally, pursuant to the plan, certain employees purchased shares of Class B common stock at a stated purchase price (the “Carry Grants”). The Carry Grants vest over a four-year period from the initial vesting date. The first vesting amount for employees generally occurs one year following date of grant, whereupon 25 percent of the granted shares become vested. The remaining nonvested portion will vest monthly thereafter over the remaining vesting term. All of the Carry Grants purchased by non-employee directors of the Company vest over four years based on continuous service as a director. All shares purchased under the Securities Purchase Plan are subject to repurchase by the Company upon employment or service termination at its discretion. The maximum number of shares of common stock that were authorized for sale or grant under the Securities Purchase Plan during any 12-month period was the greater of (1) $1.0 million fair value, (2) 15 percent of the net assets of the Company, or (3) 15 percent of the outstanding amount of each share of Class A common stock and Class B common stock. The Company’s Board of Directors had allocated a total pool of 10,000,000 shares of Class B common stock to be purchased under the plan.

Carry Grants

A summary of Carry Grant activity, based on grant date, is as follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
Predecessor:
Carry Grants nonvested, April 30, 2013	7,145	$1.45
Granted and nonvested	150	$2.59
Vested	(2,204)	$1.44
Repurchased	(631)	$1.38

Carry Grants nonvested, April 30, 2014	4,460	$1.50
Granted and nonvested	—
Vested	(1,781)	$1.47
Repurchased	(14)	$1.36

Carry Grants nonvested, April 30, 2015	2,665	$1.51
Granted and nonvested	—
Vested	(2,247)	$1.43
Repurchased	(418)	$1.75

Carry Grants nonvested, May 22, 2015	—

No Carry Grants remained outstanding subsequent to the Bain Acquisition. The total fair value of Carry Grants that vested during the fiscal years ended April 30, 2014 and 2015 was $3.4 million and $2.4 million, respectively.

Employee Stock Options and Restricted Stock Awards (“RSA”)

Pursuant to the 2012 Securities Purchase Plan, the Company granted options to certain employees to purchase shares of the Company’s Class B common stock in the years ended April 30, 2014 and 2015. Under the 2012 Securities Purchase Plan, options vest 25 percent upon the one-year anniversary date from initial vesting date, with the remainder vesting monthly over the following three years.

Beginning on May 23, 2015, the Company granted options and restricted stock awards pursuant to the 2015 Plan. Options and restricted stock awards granted under the 2015 Plan may contain performance and market conditions, and vest over a period of up to five years depending on achievement of the various market and performance conditions.

A summary of stock option activity follows (in thousands, except per share amounts):

	Shares	Weighted Average Exercise price
Predecessor:
Options outstanding as of April 30, 2013	376	$1.92
Granted	137	$2.26
Exercised	—
Cancelled	—

Options outstanding as of April 30, 2014	513	$2.01
Granted	1,310	$3.24
Exercised	(25)	$1.92
Cancelled	—

Options outstanding as of April 30, 2015	1,798	$2.90
Granted	—
Exercised	(641)	$2.56
Cancelled	(1,157)	$3.10

Options outstanding as of May 22, 2015	—
Successor:
Granted	13,667	$11.05
Exercised	(7)	$2.35
Cancelled	(157)	$14.58

Options outstanding as of April 30, 2016	13,503	$11.01

A summary of RSA activity follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
RSAs unvested as of May 22, 2015	—
Successor:
Granted	2,500	$9.28
Vested	(187)	$10.00
Cancelled	—

RSAs unvested, April 30, 2016	2,313	$9.22

Stock-Based Compensation Expense

The Company measures stock-based compensation at the grant date based on the estimated fair value of the award and recognizes the expense over the requisite service period which is generally the vesting term of the grant. The fair value of the Carry Grants and stock options granted under the Company’s 2012 Securities Purchase Plan and the 2012 Stock Option Plan, respectively, were determined using the Black-Scholes-Merton option valuation model with the assumptions noted in the table below. Estimated compensation cost relating to RSAs granted under the 2015 Plan is based upon the most recent valuation of the Company’s equity on a per share basis on the date of grant. For options with performance and market-based conditions granted under the 2015 Plan, the Company employs a Monte Carlo simulation and determines the fair value based on the most probable outcome of the market condition and recognizes the compensation cost when the performance condition becomes probable. For options without market conditions granted under the 2015 Plan, the fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the table below. The estimated expected term of options granted is derived using the simplified method, which calculates the expected term equal to the vesting period plus the midpoint of the remaining contractual term. The risk free interest rate is based on the implied yield currently available on U.S. Treasury securities with a remaining term commensurate with the estimated expected term. Expected volatility is based on comparing peer companies with similar leverage ratios over the period commensurate with the estimated expected term. The Company recognizes compensation expense net of the estimated forfeitures.

The following table sets forth the weighted-average assumptions used as inputs for the option pricing model and Black-Scholes-Merton model to determine the fair value of the Carry Grants and stock option grants:

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Risk-free interest rate	0.80%	1.07%	NA	1.76%
Expected term, in years	3.0	3.0	NA	6.2
Dividend yield	—%	—%	NA	—%
Volatility	50%	50%	NA	69%

The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015

Stock-based compensation expense:
Cost of net revenue	$22	$112	$59	$560
Sales and marketing	386	514	621	5,395
Research and development	219	476	386	2,801
General and administrative	2,612	1,594	2,585	10,158

	$3,239	$2,696	$3,651	$18,914

As of April 30, 2016, $26.5 million and $12.4 million of unrecognized compensation cost related to stock options and RSAs, respectively, adjusted for estimated forfeitures, is expected to be recognized over a weighted-average period of 3.6 years and 3.8 years, respectively.

Note 10. Net Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by basic weighted-average shares outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted-average shares outstanding, including potentially dilutive securities. Given the liquidation preferences and dividend terms as described in Note 9, Stockholders’ Equity, the Company is treating Class A common stock as preferred stock for the purpose of calculating net loss attributable to common stockholders and net loss per share attributable to common stockholders. While Class B and Class C common stock were participating securities, the Company has presented net loss per share on a combined basis.

The following Class A Common Stock and outstanding stock options were excluded from the computation of diluted net loss per common share applicable to common stockholders for the periods presented as their effect would have been anti-dilutive (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Class A common stock	337	337	337	—
Outstanding stock options	513	1,798	—	13,503
Nonvested Carry Grants	4,460	2,665	419	—
RSAs	—	—	—	2,313

Potential common shares excluded from diluted net loss per share	5,310	4,800	756	15,816

Note 11. Income Taxes

The income tax provision includes U.S. federal, state and local, and foreign income taxes. The domestic and foreign components of loss before income taxes are as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
United States	$13,590	$(16,634)	$35,495	$(222,776)
Foreign	(70,142)	16,308	(60,568)	(112,371)

Loss before income taxes	$(56,552)	$(326)	$(25,073)	$(335,147)

The income tax provision (benefit) was as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
United States federal taxes:
Current	$338	$(431)	$26	$8,511
Deferred	(9,304)	13,293	(7,919)	(60,049)
Foreign taxes:
Current	1,653	3,815	471	1,183
Deferred	2,270	(2,465)	(39)	(8,253)
State taxes:
Current	1,993	589	63	998
Deferred	(2,171)	303	(198)	(5,933)

Income tax provision (benefit)	$(5,221)	$15,104	$(7,596)	$(63,543)

A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to net loss before income tax provision (benefit) is summarized as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Provision at statutory rate	$(19,782)	$(114)	$(8,776)	$(117,348)
State and local income taxes, net of federal benefit	(1,176)	650	(378)	(5,331)
Deemed dividend	4,595	873	—	33,170
Foreign tax credit	(1,320)	(1,116)	—	(6,502)
Foreign tax rate difference	13,379	(131)	1,622	28,567
Effect of intercompany transactions	(1,899)	3,946	127	2,225
Stock-based compensation	1,134	943	966	442
Research tax credit	(331)	(1,030)	—	(1,489)
Release of net operating loss	(1,188)	(1,501)	(394)	—
Tax reserves (settlement of tax position)	856	(422)	123	995
Domestic production activities	—	(1,041)	—	—
Foreign earnings repatriated as part of Bain Acquisition	—	13,908	—	—
Transaction costs	—	—	(707)	2,130
Other	511	139	(179)	(402)

Income tax provision (benefit)	$(5,221)	$15,104	$(7,596)	$(63,543)

For the Predecessor period from May 1, 2015 through May 22, 2015, the Company recorded a benefit of $7.6 million. For the successor period from May 23, 2015 through April 30, 2016, the Company recorded a benefit from income taxes of $63.5 million.

For the Predecessor period from May 1, 2015 through May 22, 2015, the difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily due to jurisdictional mix of income between U.S. and foreign sources, stock-based compensation charges, taxes on foreign income, various non-deductible items and previously taxed income repatriated to the U.S. For the Successor period from May 23, 2015 through April 30, 2016, the difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily due to foreign rate detriment, deemed dividend, non-deductible amortization, non-deductible transactions costs, benefits from foreign tax credits and R&D credits, reserve of uncertain tax positions, the effect of intercompany transactions and state taxes. The deemed dividend that affected the Company’s income taxes in the period from May 23, 2015 to April 30, 2016 arose from the average intercompany loan balance outstanding between Blue Coat and its foreign subsidiary, subject to income inclusion pursuant to Section 956 of the Internal Revenue Code, and the related gross-up pursuant to Section 78 of the Internal Revenue Code, as of April 30, 2016, net of previously taxed income.

For the year ended April 30, 2015, the difference between the recorded benefit from income taxes and an income tax provision based on the federal statutory rate of 35% was primarily attributable to foreign earnings repatriated as part of the Bain Acquisition, non-deductible amortization on foreign intangibles, jurisdictional mix of income between U.S. and foreign, taxes on foreign income and various nondeductible items, offset by the tax benefit of releasing uncertain tax positions during the fiscal year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Deferred tax assets:
Net operating loss carryforward	$43,198	$44,735
Other accruals and reserves	8,579	7,796
Accrued bonuses	—	9,754
Inventory	—	2,173
Fixed assets	1,922	316
Stock-based compensation expense	—	1,002
Deferred revenue	12,668	2,507
Tax credits	30,974	22,605
Capitalized research and development	1,883	1,504
Other comprehensive income	—	1,146
Borrowing cost	—	3,951
Goodwill	—	9,083

Gross deferred tax assets	99,224	106,572
Valuation allowance	(11,984)	(16,031)

Total deferred tax assets	87,240	90,541

Deferred tax liabilities:
Foreign earnings repatriated as part of Bain Acquisition	(13,908)	—
Prepaid expenses	(2,273)	(5,474)
Borrowing costs	(3,609)	—
Definite life intangible assets	(61,169)	(111,320)
Indefinite life intangible assets	(20,620)	(37,552)
Goodwill	(3,143)	—

Total deferred tax liabilities	(104,722)	(154,346)

Net deferred tax liabilities	$(17,482)	$(63,805)

The Company recorded a valuation allowance to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized in future periods. In evaluating the Company’s ability to recover the Company’s deferred tax assets, the Company considers all available positive and negative evidence, including operating results, the Company’s history of losses and forecasts of future taxable income. As of April 30, 2015 and 2016, the Company was in a net deferred tax liability position.

The Company’s estimate of future taxable income considers available positive and negative evidence regarding the Company’s current and future operations, including projections of income in various states and foreign jurisdictions. The Company believes the estimate of future taxable income is reasonable; however it is inherently uncertain, and if the Company’s future operations generate taxable income greater than projected, the Company may record reductions to the Company’s valuation allowance. Conversely, if the Company’s ability to generate future taxable income necessary to realize a portion of the deferred tax asset is materially reduced, the Company may record additions to the Company’s valuation allowance.

A valuation allowance has been placed against certain of the Company’s state deferred tax assets and certain deferred tax assets from its acquired entities as the Company cannot conclude that it is more likely than not that these assets will be realized. As of April 30, 2015 and 2016, we had valuation allowances of $12.0 million and $16.0 million, respectively. The valuation allowance increased by $4.9 million and $4.0 million for the fiscal years ended April 30, 2015 and April 30, 2016, respectively.

Due to ownership change provisions of the Internal Revenue Code and similar state provisions, the Company has reduced the Company’s net operating loss carryforwards and credit carryforwards accordingly. As of April 30, 2016, the Company had net operating loss carryforwards for federal income tax purposes of approximately $124.9 million, which will expire beginning in fiscal year 2019, if not utilized. The Company also had net operating loss carryforwards for state income tax purposes of approximately $138.5 million, which will expire beginning in fiscal year 2017, if not utilized. In the foreign jurisdiction, the Company had net operating losses of $4.6 million, which will expire beginning in fiscal year 2033, if not utilized. The Company also had federal and California research and development tax credits of approximately $18.8 million and $20.2 million, respectively. The federal research credit carryforwards will expire starting in 2030 if not utilized. The California research credits do not expire. The Company also had federal and California alternative minimum tax credit carryforwards of $1.1 million and $0.2 million, respectively. These credits are not subject to expiration. Finally, the Company has a federal foreign tax credit carryforward of $2.8 million, which will expire in fiscal year 2026. Additionally, the Company has $0.7 million of Canadian R&D credits that will begin expiring in 2029, if not utilized.

The Company’s total gross unrecognized tax benefits as of April 30, 2016 are $39.9 million. Included in the Company’s gross unrecognized tax benefits as of April 30, 2016 are approximately $36.8 million of tax benefits that, if recognized, would result in an adjustment to the Company’s effective tax rate.

The total amount of gross unrecognized tax benefits were as follows (in thousands):

Unrecognized tax benefit as of April 30, 2013 (Predecessor)	$26,291
Increase in balance due to prior fiscal year tax positions	145
Increase in balance due to current fiscal year tax positions	2,152
Reductions for prior fiscal year tax positions	(417)

Unrecognized tax benefit as of April 30, 2014 (Predecessor)	28,171
Increase in balance due to prior fiscal year tax positions	201
Increase in balance due to current fiscal year tax positions	2,477
Reductions for prior fiscal year tax positions	(933)

Unrecognized tax benefit as of April 30, 2015 (Predecessor)	29,916
Increase in balance due to prior fiscal year tax positions	—
Increase in balance due to current period tax positions	61
Reductions for prior fiscal year tax positions	—

Unrecognized tax benefit as of May 22, 2015 (Predecessor)	29,977
Increase in balance due to prior fiscal year tax positions	129
Increase in balance due to current period tax positions	17,004
Reductions for prior fiscal year tax positions	(7,229)

Unrecognized tax benefit as of April 30, 2016 (Successor)	$39,881

During the successor period from May 23, 2015 through April 30, 2016, the Company released unrecognized tax benefits of $7.2 million as a result of foreign entities’ statute of limitations expiring, and a measurement period adjustment resulting from business combinations.

The Company has elected to classify interest and penalties related to unrecognized tax benefits as a component of the Company’s provision for income taxes. Accrued interest and penalties relating to the Company’s unrecognized tax benefits was approximately $2.9 million and $2.5 million as of April 30, 2015 and April 30, 2016, respectively.

Due to the Company’s taxable loss position from inception through fiscal year 2012, all tax years are subject to examinations in U.S. federal and state jurisdictions. The Company is also subject to examinations in various foreign jurisdictions for tax years 2009 forward, none of which are individually material. The Company estimates a potential decrease in its unrecognized tax benefits of up to $6.1 million which may occur within the next 12 months.

At April 30, 2015 and 2016, the Company had a liability for uncertain tax positions of $18.3 million and $16.5 million, respectively. Due to uncertainties with respect to the timing of future cash flows associated with the Company’s unrecognized tax benefits, the Company was unable to make reasonably reliable estimates of the period of cash settlement with the applicable taxing authorities.

Under the contractual terms of the Bain Acquisition agreement, the Company was required to repatriate all foreign cash with the exception of certain minimum amounts required for working capital needs to run its existing foreign operations. In connection with the terms of the Bain Acquisition agreement, as of April 30, 2015 the Company had established a deferred tax liability of $13.9 million on all non-U.S. earnings, with the exception of the working capital needs of its foreign entities. Immediately prior to the closing of the Bain Acquisition in May 2015, the Company fulfilled this contractual obligation and repatriated the foreign cash available at the time, with the exception of certain minimal working capital needs.

As of April 30, 2016, undistributed foreign earnings of the Company’s foreign subsidiaries are not significant and, accordingly, the amounts of unrecognized deferred tax liability for temporary differences related to investment in these non-U.S. subsidiaries are not material. The Company is neither contractually required, nor does it intend to repatriate any of its foreign earnings.

Note 12. Defined Contribution and Other Post-Retirement Plans

The Company has a defined contribution benefit plan under Section 401(k) of the Internal Revenue Code, which covers substantially all U.S. employees (the “401(k) Plan”). U.S. employees are automatically enrolled in the Company’s 401(k) Plan when they meet eligibility requirements, unless they decline participation. Eligible employees may contribute pretax amounts to the plan via payroll withholding, subject to certain limitations. The Company matches participant contributions on a dollar-for-dollar basis up to the lower of three percent of a participant’s eligible compensation or $3,000 per calendar year. Matching contributions are invested in accordance with a participant’s existing investment elections and become fully vested after four years of service. Certain of the Company’s foreign subsidiaries also have defined contribution or other post-retirement plans in which a majority of their employees participate. The total amount of employer expenses, including the employer contributions to the Company’s 401(k) Plan and foreign subsidiaries’ plans was as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Employer contributed expenses	$5,833	$6,066	$536	$6,208

Note 13. Commitments and Contingencies

Guarantees, Indemnifications and Warranty Obligations

The Company’s customer agreements generally include certain provisions for indemnifying such customers against certain liabilities, including if the Company’s products infringe a third party’s intellectual property rights. The Company has also agreed in certain circumstances to indemnify for customer costs that would be incurred in connection with a product recall and to indemnify certain suppliers in connection with liabilities they may incur in connection with the provision of services to the Company. Through April 30, 2016, the Company has not incurred any material costs as a result of such indemnification provisions and the Company has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

The Company’s Bylaws provide that the Company shall indemnify the Company’s directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements or other contractual arrangements with current and former executive officers and directors of the Company and of certain of the Company’s subsidiaries, which contain provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company maintains a warranty accrual for estimated future warranty obligations using anticipated future warranty costs based on the historical warranty rates. The Company generally provides a one-year warranty on hardware products.

Changes in the Company’s warranty obligations, which are included in other current liabilities in the Company’s consolidated balance sheets, were as follows (in thousands):

	Predecessor		Successor
	April 30,		April 30, 2016
	2014	2015
Balance as of the beginning of period	$113	$230	$101
Warranty provision recorded during the period	715	757	282
Consumption during the period	(598)	(886)	(332)

Balance as of the end of period	$230	$101	$51

Operating Lease Commitments

The Company leases certain office equipment and office facilities under non-cancelable operating leases that expire at various dates through fiscal 2026. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and may contain scheduled rent increases and certain other rent escalation clauses. Rent expense is recognized in the Company’s consolidated financial statements on a straight-line basis over the terms of the respective leases after consideration of rent holidays and improvement allowances, if applicable, with any assets purchased using a lessee improvement allowance capitalized as fixed assets and depreciated over the shorter of their useful lives or the lease term.

The Company leased a building with approximately 116,600 square feet of office space in Sunnyvale, California as its corporate headquarters until November 30, 2015. In January 2015, the Company entered into a ten-year lease for a new corporate headquarters location consisting of approximately 104,500 square feet of office space in Sunnyvale, California. Annualized base rent under this lease ranges from $3.5 million to $4.4 million.

In connection with the facility leases for the Company’s corporate headquarters and certain other facility locations, the Company is required to maintain irrevocable standby letters of credit with a major financial institution as a form of security. The aggregate amount of the facility-related letters of credit was $4.0 million at April 30, 2016 and the letters of credit have expiration dates through August 2016. The letters of credit are secured by deposits and provide for automatic annual extensions, without amendment, for a period of one year on each successive expiration date, but no later than the respective lease expirations. The deposits securing the letters of credit are primarily classified as long-term restricted cash in the accompanying consolidated balance sheets.

As of April 30, 2016, future minimum lease payments under noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Fiscal Years Ending April 30,	Amount
2017	$10,312
2018	8,843
2019	7,129
2020	6,156
2021	5,449
Thereafter	20,244

Total	$58,133

Rental expense for operating leases, including rentals on a month-to-month basis, was as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Rent expense	$10,122	$10,339	$792	$10,318

Purchase Commitments and Other

The Company purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for the Company’s products. During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company entered into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or that establish the parameters defining the Company’s requirements. A significant portion of the Company’s reported purchase commitments arising from these agreements consists of firm, noncancelable and unconditional commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule and adjust the Company’s requirements based on the Company’s business needs prior to firm orders being placed. These agreements are enforceable and legally binding against the Company in the short term and all amounts under these arrangements are due to be paid by the end of fiscal 2016. As of April 30, 2014, 2015 and 2016, the Company’s total purchase commitments for inventory were not significant. In addition, the Company had contractual obligations of approximately $7.2 million associated with license and service agreements as of April 30, 2016.

Legal Proceedings

The Company is currently a party to, and may in the future be involved in, various litigation matters (including intellectual property litigation), legal claims, and government investigations. Notably, the Company is currently involved in ongoing legal proceedings with Finjan, Inc. (“Finjan”).

On August 28, 2013, Finjan filed a complaint (“Finjan Case 1”) in the U.S. District Court for the Northern District of California alleging that certain Blue Coat products infringe U.S. Patent Nos. 6,154,844, 6,804,780, 6,965,968, 7,058,822, 7,418,731 and 7,647,633. On August 4, 2015, the jury in Finjan Case 1 returned a verdict that certain Blue Coat products infringe five Finjan patents in suit and awarded Finjan lump-sum money damages of $39.5 million. On November 20, 2015, the trial court entered a judgment in Finjan Case 1 in favor of Finjan on the jury verdict and certain non-jury legal issues. Finjan has also filed motions seeking enhanced damages on the judgment, including treble damages, interest and attorneys fees, which, if awarded, could be substantial. The Company intends to vigorously contest this judgment and investigate all available remedies for relief, including currently pending post-trial motions and, if necessary, an appeal. However, the Company cannot be certain that any of its motions or its appeal, if it chooses to appeal, will be successful.

On July 15, 2015, Finjan filed a second complaint (“Finjan Case 2”) in the U.S. District Court for the Northern District of California alleging that certain Blue Coat products infringe U.S. Patent Nos. 6,154,844, 6,965,968, 7,418,731, 8,079,086, 8,225,408, 8,566,580 and 8,677,494. On March 1, 2016, Finjan amended its complaint to allege that certain Blue Coat products also infringe U.S. Patent Nos. 9,141,786, 9,189,621 and 9,219,755. Finjan’s complaint also seeks enhanced damages, including treble damages. The Company has sought a stay of Finjan Case 2 from the court because, among other reasons, the Company contests Finjan’s right to recover damages on three patents—6,154,844, 6,965,968 and 7,418,731—for which Finjan was awarded lump-sum money damages that the Company contends are for the life of such patents in Finjan Case 1. The Company believes the jury’s verdict in Finjan Case 1 is in error and intends to vigorously defend Finjan Case 2, regardless of whether the case is stayed. However, the Company cannot be certain that it will ultimately prevail. If the Company does not prevail in Finjan Case 2, another large damages payment may be imposed upon it and the Company’s business and results of operations may be harmed. Trial in Finjan Case 2 is currently scheduled for October 30, 2017.

In a letter dated February 5, 2015, AT&T made an indemnification demand against Blue Coat in relation to a lawsuit pending in the United States District Court for the Northern District of Texas, Dallas Division, entitled Bascom Global Internet Services, Inc. v. AT&T Inc. The complaint alleges that AT&T has infringed U.S. Patent No. 5,987,606 by “making, using, selling, and/or offering for sale AT&T’s “Secure Network Gateway” service, “Web Security” service, “Cloud Web Security Service,” policy control functionality for wireless-device services, and/or other web-filtering and security offerings.” This matter is in an investigation phase. On or about May 21, 2015, AT&T prevailed on its motion to dismiss the case. Plaintiff has appealed the ruling.

On September 23, 2013, Protegrity Corporation (“Protegrity”) filed a complaint against Perspecsys USA, Inc. (“Perspecsys”) in the U.S. District Court for the District of Connecticut alleging patent infringement of U.S. Patent Nos. 6,321,201 and 8,402,281. The case was subsequently transferred to the U.S. District Court for the Northern District of California on February 23, 2015. Blue Coat acquired Perspecsys on July 30, 2015. The court has stayed the case pending resolution by the U.S. Patent and Trademark Appeals Board (“PTAB”) of petitions for Covered Business Method (“CBM”) review of the patents-in-suit. In its decision to institute a CBM review, the PTAB found every claim of the patents-in-suit more likely than not invalid under 35 U.S.C. §§ 101, 102, and/or 103. As a result of the PTAB findings regarding the invalidity of every claim of the patents-in-suit, the Company has determined that the possibility of a loss with respect to the Perspecsys litigation is remote. In addition to the Company’s belief that the possibility of a loss is remote, Blue Coat has received indemnification from the former stockholders of Perspecsys for any losses relating to this suit, subject to certain limitations. The Company’s right to indemnification for losses relating to this suit survives indefinitely, and is capped at the total consideration paid to the former stockholders of Perspecsys in connection with the Company’s acquisition of Perspecsys. The Company does not believe that the maximum amount of potential losses with respect to the Perspecsys litigation exceeds the indemnification available from the Perspecsys stockholders.

The Company has estimated that the amount of loss that is reasonably possible under applicable accounting standards with respect to Finjan Case 1 is between $0, the loss if none of the jury’s verdict is upheld on appeal, and $39.5 million, the amount of loss that would be incurred if the jury’s verdict were upheld on appeal in all respects. The Company has not recorded a liability with respect to Finjan Case 1 based on management’s determination that a loss in that case is not probable under applicable accounting standards. Given the early stages of Finjan Case 2 and the AT&T indemnification demand, management has determined that it is unable to estimate the possible losses in those cases.

Legal settlement expenses and legal settlement net gains are included in general and administrative expenses in the consolidated statements of operations.

Note 14. Segment, Geographic and Customer Concentration Information

The Company conducts business in one operating segment that provides advanced web security solutions for global enterprises and governments and the expanding IT network. The Company’s chief operating decision maker allocates resources and makes operating decisions based on financial information presented on a consolidated basis, which is consistent with the presentation in the accompanying consolidated financial statements.

Net revenue is attributed to the following geographic areas based on the location of the Company’s customers. The following is a summary of net revenue by geographic area (dollars in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
United States (“U.S.”)	$274,768	$288,347	$14,652	$274,997
Americas (excluding U.S.)(1)	28,894	40,092	1,468	36,108
United Kingdom (“U.K.”)	42,636	50,756	2,953	58,684
EMEA (excluding U.K.)(2)	146,522	137,595	5,672	82,237
APAC(3)	113,652	114,493	4,733	116,833

Total net revenue	$606,472	$631,283	$29,478	$568,859

As percentage of net revenue:
United States	45%	46%	50%	48%
Americas (excluding U.S.)(1)	5%	6%	5%	6%
United Kingdom	7%	8%	10%	10%
EMEA (excluding U.K.)(2)	24%	22%	19%	14%
APAC(3)	19%	18%	16%	22%

Total net revenue	100%	100%	100%	100%

(1)	North America, Central America and Latin America (“Americas”)
(2)	Europe, Middle East and Africa (“EMEA”)
(3)	Asia and Pacific regions (“APAC”)

The following table presents a summary of global customers, including their various affiliates, that accounted for more than 10% of the Company’s total revenue and accounts receivable:

	Revenue				Accounts Receivable
	Predecessor			Successor	Predecessor	Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016	April 30, 2015	April 30, 2016
	2014	2015
Customer A	23%	26%	25%	26%	23%	24%
Customer B	18%	25%	29%	27%	28%	31%
Customer C	13%	* %	* %	* %	* %	* %

*	Accounted for less than 10% of the Company’s total net revenue or accounts receivable.

The following table presents a summary of long-lived assets by geographic area (in thousands):

	Predecessor	Successor
	April 30, 2015	April 30, 2016
Property and equipment, net:
United states	$28,560	$47,631
International	7,259	7,397

	$35,819	$55,028

Identifiable intangible assets, net:
United states	$265,588	$469,927
International	238,053	501,274

	$503,641	$971,201

Note 15. Related Party Transactions

The Company had a management agreement with Thoma Bravo LLC, the majority owner of the Predecessor, which required a payment of an annual management fee of $3.5 million, due on a quarterly basis. In connection with the Bain Acquisition, the Thoma Bravo agreement was terminated and a new management agreement with a management company associated with Bain Capital, the majority owner of the Successor, was entered into in May 2015. Under the Bain Capital management agreement, the Company is required to make a payment of an annual management fee of $5.0 million, due on a quarterly basis, until the Company completes an initial public offering. In addition, under the Bain Capital management agreement, the Company is required to make payments for transaction fees associated with acquisitions. The Company incurred expenses related to Thoma Bravo and Bain Capital management fees as follows (in thousands):

	Predecessor			Successor
	Year Ended April 30,		Period from May 1 to May 22, 2015	Period from May 23, 2015 to April 30, 2016
	2014	2015
Thoma Bravo and Bain Capital management fees	$3,500	$3,500	$200	$4,776
Acquisition transaction fees	—	—	—	2,800

Total fees	$3,500	$3,500	$200	$7,576

During the last quarter of fiscal 2016, Bain Capital, LP purchased certain products and services from the Company. Revenue from Bain Capital, LP was $0.3 million in the period from May 23, 2015 through April 30, 2016. As of April 30, 2016, the Company’s accounts receivable and deferred revenue related to sales to Bain Capital, LP were $0.8 million and $0.5 million, respectively. The transaction was entered into in the ordinary course of business and was negotiated on commercially reasonable terms.

On November 16, 2015, the Company loaned $8.3 million to an officer in the form of a promissory note, which bears interest daily at the annual rate of 1.58%. The repayment of the promissory note is secured by certain shares of the Company’s common stock equity in the Company owned by the officer. As of April 30, 2016, the total unpaid principal balance was $8.3 million and was included in additional paid in capital on the consolidated balance sheet. The promissory note was repaid in full, including accrued interest, on May 11, 2016.

Note 16. Subsequent Events

We evaluated subsequent events that occurred through June 2, 2016, the date the April 30, 2016 consolidated financial statements were available to be issued, noting no additional matters for disclosure.